Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of National Bank Holdings Corporation of our report dated April 18, 2025, relating to the consolidated financial statements of Vista Bancshares, Inc. and Subsidiaries as of and for the years ended December 31, 2024 and 2023.

/s/ Whitley Penn LLP

Plano, Texas

October 17, 2025